Exhibit 3.39

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NRGM GP, LLC

This Amendment No. 1 (this “Amendment”) to the Amended and Restated Limited Liability Company Agreement of NRGM GP, LLC (the “Company”), dated as of December 21, 2011 (the “LLC Agreement”), is entered into effective October 7, 2013 at the direction of Inergy Midstream Holdings, L.P., as the sole member of the Company (the “Sole Member”), pursuant to authority granted to it in Section 9.6 of the LLC Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the LLC Agreement.

RECITALS

WHEREAS, Section 2.2 of the LLC Agreement provides that the board of directors of the Company (the “Board”) in its discretion may change the name of the Company at any time and from time to time and shall promptly notify the Sole Member of such change; and

WHEREAS, the Board has notified the Sole Member that the Board has approved the change of the name of the Company to Crestwood Midstream GP LLC; and

WHEREAS, Section 2.3 of the LLC Agreement provides that the Board may change address of the principal office of the Company from time to time and the Board has notified the Sole Member that the Board has approved such change in address; and

WHEREAS, the Board, on behalf of the Company, in its capacity as the general partner of Inergy Midstream, L.P., has approved an amendment to the First Amended and Restated Agreement of Limited Partnership of Inergy Midstream, L.P., dated as of December 21, 2011, to change the name of Inergy Midstream, L.P. to “Crestwood Midstream Partners LP”.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the Member does hereby amend the LLC Agreement as follows:

1. Amendments.

a)	Section 1.1 of the LLC Agreement is hereby amended to amend and restate the following definitions:

i.	“Company” means Crestwood Midstream GP LLC, a Delaware limited liability company.

ii.	“Partnership” means Crestwood Midstream Partners LP, a Delaware limited partnership.

All references contained in the LLC Agreement to NRGM GP, LLC mean Crestwood Midstream GP LLC and all references in the LLC Agreement to Inergy Midstream, L.P. mean Crestwood Midstream Partners LP.

b)	The second sentence of Section 2.3 of the LLC Agreement is hereby deleted and replaced with the following:

“The principal office of the Company shall be located at 700 Louisiana Street, Suite 2060, Houston, Texas 77002, or such other place as the Board may from time to time designate.”

2. Agreement in Effect. Except as hereby amended, the LLC Agreement shall remain in full force and effect.

3. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

4. Invalidity of Provisions. If any provisions of this Amendment are or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

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IN WITNESS WHEREOF, this Amendment has been executed effective as of the date first written above.

INERGY MIDSTREAM HOLDINGS, L.P.

By:	MGP GP, LLC, its general partner

By:
	Name:	Robert G. Phillips
	Title:	President and Chief Executive Officer

Signature Page to Amendment No. 1 to

Amended and Restated Limited Liability Company Agreement